                                                                    EXHIBIT 11.1

                                  UROCOR, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  (UNAUDITED)

                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                                      -----------------------------  ----------------------------
                                                           1996           1995           1996           1995
                                                      --------------  -------------  -------------  -------------
Net income (loss)...................................  $      634,981  $      78,603  $   1,332,911  $     300,925
                                                      --------------  -------------  -------------  -------------

Divided by;
  Weighted average shares outstanding (1)...........      11,189,263      6,881,155      9,261,512      6,382,109
  Plus:
  Supplemental shares (2)...........................        --              390,999        129,857        650,447
                                                      --------------  -------------  -------------  -------------
Total weighted average shares outstanding...........      11,189,263      7,272,154      9,391,369      7,032,556
                                                      --------------  -------------  -------------  -------------
Earnings per share..................................  $          .06  $         .01  $         .14  $         .04
                                                      --------------  -------------  -------------  -------------
                                                      --------------  -------------  -------------  -------------

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(1) Convertible Preferred Stock, Class A Stock and Class B Stock are reflected on an "as if converted" basis for periods prior to the Company's initial public offering. Common Stock issuable upon exercise of outstanding options and warrants is reflected using the treasury stock method.

(2) Reflects common and common stock equivalent shares issued in the 12 months prior to the Company's initial public offering at an exercise price below the public offering price of $11.00 per share. After the first three months of 1996, such common stock equivalent shares are included in the calculation of the "weighted average shares outstanding" above.

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